Corporate Capital Trust N-2A

Exhibit 2(n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-189544 on Form N-2 of our report dated March 18, 2013 relating to the consolidated financial statements and financial highlights of Corporate Capital Trust, Inc. and subsidiaries and our report dated June 21, 2013 relating to the information set forth under the heading “Senior Securities” appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

San Francisco, California
October 30, 2013